As filed with the Securities and Exchange Commission on September 28, 2020.

Registration Statement No. 333-248635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PULMONX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3841	77-0424412
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
700 Chesapeake Drive
Redwood City, California 94063
1-650-364-0400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glendon E. French
Chief Executive Officer
Pulmonx Corporation
700 Chesapeake Drive
Redwood City, California 94063
1-650-364-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark B. Weeks Seth J. Gottlieb Sepideh Mousakhani Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Derrick Sung, Ph.D. Chief Financial Officer Pulmonx Corporation 700 Chesapeake Drive Redwood City, California 94063 (650) 364-0400	Ilir Mujalovic Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-248635), or the Registration Statement, of Pulmonx Corporation is being filed for the purpose of adding Exhibits to the Registration Statement and amending the Exhibit Index and Item 16 of Part II of the Registration Statement. No changes or additions are being made hereby to the prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth all costs and expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be Paid
SEC Registration Fee	$15,923
FINRA filing fee	13,438
Exchange listing fee	170,000
Printing and engraving	200,000
Legal fees and expenses	1,800,000
Accounting fees and expenses	1,620,000
Transfer agent and registrar fees	4,000
Miscellaneous fees and expenses	1,176,639
Total	$5,000,000
Item 14. Indemnification of Directors and Officers.
We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct, or knowingly violated a law, authorized the payment of a dividend, or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit, or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws in effect upon the closing of this offering provide that: (1) we are required to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law; (2) we may, in our discretion, indemnify our officers, employees, and agents as set forth in the Delaware General Corporation Law; (3) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors in connection with certain legal proceedings; (4) the rights conferred in the bylaws are not exclusive; and (5) we are authorized to enter into indemnification agreements with our directors, officers, employees, and agents.

Our policy is to enter into agreements with our directors that require us to indemnify them against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. These indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.
In addition, the underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters, under certain conditions, of us and our officers and directors for certain liabilities arising under the Securities Act. Our amended and restated investors rights agreement with certain stockholders also provides for cross-indemnification in connection with the registration of our common stock on behalf of such investors.
Item 15. Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities issued by us since January 1, 2017 through the date of the prospectus that is a part of this registration statement. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.
Issuances of Common Stock and Options to Purchase Common Stock
From January 1, 2017 through September 23, 2020, we granted under our 2010 Stock Plan and 2020 Stock Plan options to purchase an aggregate of 2,694,275 shares of our common stock to employees, consultants, and directors, having exercise prices ranging from $1.30 to $5.00 per share. Of these, options to purchase an aggregate of 75,234 shares have been cancelled without being exercised. From January 1, 2017 through September 4, 2020, an aggregate of 122,900 shares of our common stock were issued upon the exercise of stock options under the 2000 Stock Plan, at exercise prices between $0.60 and $1.50 per share, for aggregate proceeds of approximately $0.1 million, an aggregate of 1,859,379 shares of our common stock were issued upon the exercise of stock options under the 2010 Stock Plan, at exercise prices between $1.30 and $2.40 per share, for aggregate proceeds of approximately $2.9 million and an aggregate of 2,500 shares of our common stock were issued upon the exercise of stock options under the 2020 Stock Plan, at an exercise price of $1.40 per share, for aggregate proceeds of approximately $3,500.
In April 2020, we issued and sold to investors convertible promissory notes in the aggregate principal amount of $33.0 million, with the option to call up to an additional $33.0 million; provided that any such call be for no less than $5.0 million. In connection with the completion of our initial public offering, the principal amount of the convertible promissory notes and accrued interest thereon will automatically convert into 2,650,773 shares of the Registrant’s common stock, assuming an initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed closing date of this offering and conversion date of October 2, 2020.
The offers, sales, and issuances of the securities described in the preceding paragraph were deemed to be exempt from registration either under Rule 701 promulgated under the Securities Act (Rule 701) in that the transactions were under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2). The recipients of such securities were our employees, directors, or consultants and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions.
Issuances of Preferred Stock and Warrants
These securities were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, in reliance on the recipient’s status as an “accredited investor” as defined in Rule 501(a) of Regulation D.
In January 2017, we issued and sold an aggregate of 757,575 shares of Series F-1 Preferred Stock to one accredited investor at $13.20 per share for an aggregate consideration of approximately $9,999,999.24.
In April 2019, we issued and sold an aggregate of 4,934,231 shares of Series G-1 Preferred Stock to 18 accredited investors at $13.20 per share for an aggregate consideration of approximately $65,131,936.32.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits
The following documents are filed as exhibits to this registration statement.

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation of Pulmonx Corporation, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of Pulmonx Corporation, to be effective upon the closing of this offering.

3.3*	Amended and Restated Bylaws of Pulmonx Corporation, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Pulmonx Corporation, to be effective upon the closing of this offering.

4.1*	Form of common stock certificate of Pulmonx Corporation.

4.2*	Amended and Restated Investors’ Rights Agreement by and among Pulmonx Corporation and certain of its stockholders, dated April 16, 2019.

5.1*	Opinion of Cooley LLP.

10.1+*	2010 Stock Plan, as amended to date.

10.2+*	Forms of Notice of Stock Option Grant, Option Agreement, and Exercise Notice under 2010 Stock Plan.

10.3+*	2020 Stock Plan, as amended to date.

10.4+*	Forms of Notice of Stock Option Grant, Option Agreement, and Exercise Notice under 2020 Stock Plan.

10.5+*	2020 Equity Incentive Plan.

10.6+*	Forms of Option Agreement, Notice of Stock Option Grant, and Exercise Notices under 2020 Equity Incentive Plan.

10.7+*	Form of Restricted Stock Unit Award Agreement under 2020 Equity Incentive Plan.

10.8+*	2020 Employee Stock Purchase Plan.

10.9*	Form of Indemnification Agreement by and between Pulmonx Corporation and each of its directors and executive officers.

10.10+*	Executive Employment Agreement, by and between Pulmonx Corporation and Glendon E. French, dated December 10, 2014.

10.11+*	Offer Letter Agreement, by and between Pulmonx Corporation and Geoffrey Beran Rose, dated December 11, 2014.

10.12+*	Offer Letter Agreement, by and between Pulmonx Corporation and Derrick Sung, Ph.D., dated March 12, 2019.

10.13+*	Consulting Agreement, by and between PulmonX International Sàrl and Orsco Life Sciences AG, dated October 1, 2013.

10.14+*	Amendment to Consulting Agreement, by and between PulmonX International Sàrl and Orsco Life Sciences AG, dated March 1, 2014.

10.15+*	Second Amendment to Consulting Agreement, by and between PulmonX International Sàrl and Orsco Life Sciences AG, dated July 14, 2014.

10.16+*	Third Amendment to Consulting Agreement, by and between PulmonX International Sàrl and Orsco Life Sciences AG, dated April 27, 2015.

10.17+*	Appointment Letter, by and between PulmonX International Sàrl and Oern R. Stuge, dated December 18, 2013.

10.18*	Office Lease, by and between Pulmonx Corporation and HCP LS Redwood City, LLC, dated September 4, 2009.

10.19*	First Amendment to Office Lease, by and between Pulmonx Corporation and HCP LS Redwood City, LLC, dated October 3, 2014.

10.20*	Second Amendment to Office Lease, by and between Pulmonx Corporation and HCP LS Redwood City, LLC, dated November 7, 2019.

10.21*	Sublease, by and between Pulmonx Corporation and Genomic Health, Inc., dated April 8, 2020.

10.22*	First Amendment to Sublease Agreement, by and between Pulmonx Corporation and Genomic Health, Inc., dated September 10, 2020.

10.23*	Loan and Security Agreement, by and between Pulmonx Corporation and Canadian Imperial Bank of Commerce, dated February 20, 2020.

10.24*	First Amendment to Loan and Security Agreement, by and between Pulmonx Corporation and Canadian Imperial Bank of Commerce, dated April 17, 2020.

10.25*	Intellectual Property Security Agreement, by and between Pulmonx Corporation and Canadian Imperial Bank of Commerce, dated February 20, 2020.

10.26*	Note Purchase Agreement and Form of 2020 Note, by and between Pulmonx Corporation and the purchasers of the 2020 Notes, dated April 17, 2020.

10.27+	Pulmonx Corporation Severance and Change in Control Plan and related participation agreement.

10.28+	Pulmonx Corporation Non-Employee Director Compensation Policy.

21.1*	List of Subsidiaries of Registrant.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of BDO USA, LLP, independent registered public accounting firm.

24.1*	Power of Attorney.

99.1*	Consent of Thomas W. Burns, as director nominee.

99.2*	Consent of Georgia Garinois-Melenikiotou, as director nominee.
___________________
+    Indicates management contract or compensatory plan.
*    Previously filed.

(b) Financial Statement Schedules
No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.
Item 17. Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on the 28th day of September, 2020.

PULMONX CORPORATION

By:	/s/Glendon E. French
Glendon E. French
President, Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Glendon E. French	President, Chief Executive Officer and Director	September 28, 2020
Glendon E. French	(Principal Executive Officer)

/s/Derrick Sung, Ph.D.	Chief Financial Officer	September 28, 2020
Derrick Sung, Ph.D.	(Principal Financial Officer and Principal Accounting Officer)

*	Director	September 28, 2020
Charles Chon

*	Director	September 28, 2020
Richard Ferrari

*	Director	September 28, 2020
Daniel Florin

*	Director	September 28, 2020
Staffan Lindstrand

*	Director	September 28, 2020
Michael Matly, M.D.

*	Director	September 28, 2020
Dana G. Mead, Jr.

*	Director	September 28, 2020
Stephen Salmon

By:	/s/Glendon E. French
Glendon E. French
Attorney-in-Fact